 Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Harleysville Savings Financial Corporation of our report dated December 18, 2009, relating to the consolidated financial statements of Harleysville Savings Financial Corporation and subsidiary as of September 30, 2009 and 2008, and for the years then ended, appearing in the Annual Report on Form 10-K of Harleysville Savings Financial Corporation for the year ended September 30, 2009.

/s/ ParenteBeard LLC

ParenteBeard LLC
Allentown, Pennsylvania
January 27, 2010